Exhibit 99.2

SUBLEASE AGREEMENT

This Sublease Agreement (this “Agreement”) is made and entered into this 5th day of March, 2010, by and between CIRTRAN CORPORATION (“Sublessor”) and Katana Electronics, LLC, a Utah limited liability company (“Sublessee”).

R E C I T A L S

A.            Sublessor is leasing from Don L. Buehner certain real property and improvements located at 4125 South 6000 West, West Valley, Utah 84128, as more particularly described in that certain Lease dated as of May 4, 2007 (the “ Prime Lease”).

B.            Sublessee desires to sublease a portion of the premises described in the Prime Lease upon the terms and conditions set forth in this Agreement.  Any references in this Agreement to “lease” shall mean the sublease of the Premises (as hereinafter defined) by Sublessor to Sublessee pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sublessor and Sublessee incorporate the above Recitals herein and agree as follows:

1.             Premises.  Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, that portion of the premises under the Prime Lease consisting of the certain warehouse, electronics product manufacturing and assembly area, and office space used as of the close of business on March 4, 2010 for the legacy electronics manufacturing business of the Sublessor (the “Premises”).

2.             Term.  The term of this Agreement, and Sublessee’s leasehold interest in and to the Premises, shall be for a period commencing on March 5, 2010 and ending on April 30, 2010 (the “Initial Term”).  Upon termination of the Initial Period, this Agreement shall automatically renew on a month-to-month basis (the “Renewal Terms”) unless terminated by either party by delivering written notice to the other party at least twenty (20) days prior to the end of the then existing term.  The Renewal Terms, if any, together with the Initial Term are collectively referred to hereinafter as the “Term”.  Notwithstanding anything in this Agreement to the contrary, this Agreement and the term of the lease granted herein shall automatically terminate simultaneously with the termination of the Prime Lease.

3.             Base Rent.

(a)           Base Rent.  Sublessee shall pay Sublessor a base rent of Eight Thousand Five Hundred Dollars ($8,500) per month during the Term, payable in arrears on the last day of each calendar month.  The base rent includes Five Thousand Dollars ($5,000) for use and occupancy of not less than 19,000 square feet of warehouse (provided that Sublessor may still use such warehouse space for storage so long as such use does not impede Sublessee’s ability to conduct its business), electronics product manufacturing and assembly area, and office space in the Premises, and Three Thousand Five Hundred Dollars ($3,500) as a fixed fee for all utilities, taxes, maintenance, and other costs and expenses of operating and maintaining the Premises occupied by Sublessee.

(b)           Payment of Base Rent.  Sublessee agrees to pay the base rent to Sublessor at such place as Sublessor may designate, without prior demand therefor and without any deduction or setoff whatsoever (all of which are hereby waived by Sublessee).

4.            Use; Construction of Improvements.  Sublessee shall use and occupy the Premises solely for uses consistent with its ordinary business operations related to conducting the business of manufacturing and distributing electronic products.  Sublessee shall not use or permit the Premises to be used for any other purpose or purposes without the prior written consent of Sublessor, nor shall Sublessee suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept on the Premises which would in any way (i) violate any law or requirement of public authorities; (ii) unreasonably interfere with the normal operations of Sublessor with respect to the remaining portion of the premises being leased by Sublessor under the Prime Lease; (iii) constitute a public or private nuisance; or (iv) be prohibited by the Prime Lease.

5.            Insurance.  Sublessee shall keep in force, at its sole cost, such insurance with respect to the Premises subleased by Sublessee as it deems necessary and as is consistent with a prudent sublessee, including, without limitation, adequate insurance for Sublessee’s personal property located at the Premises.

6.            Assignment and Sublease.  Sublessee may not assign, transfer, mortgage, hypothecate, or sublease, in whole or in part, its interest in this Agreement or the leasehold estate, or permit the Premises to be used or occupied by any other person, firm, or corporation, without having first received the written consent of Sublessor to do so in each instance, which may be withheld in Sublessor’s sole discretion.

7.            Holding Over.  If Sublessee is in possession of the Premises after the expiration of this Agreement, or any extension thereof, such holding over shall not be deemed to extend the term or renew this Agreement but such tenancy shall continue on a month-to-month basis and upon all of the applicable terms and conditions of the Lease Agreement until terminated by either party giving the other thirty (30) days’ written notice designating the date of termination; provided, however, base rent after the expiration of this Agreement shall increase to 110% of the base rent in effect immediately prior to the termination.

8.            Termination.  Upon the expiration of the Term, Sublessee agrees to return the Premises to Sublessor in the same condition as received, except for such changes in condition as may be caused by normal and ordinary wear and tear.

9.            Default.  The occurrence of any of the following events shall constitute a default hereunder:

(a)           Sublessee fails to pay any rental or any other sum due hereunder within ten (10) days after the same shall be due.

(b)           Sublessee fails to perform any other term, condition, or covenant to be performed by it pursuant to this Agreement within thirty (30) days after written notice of such default shall have been given by Sublessor.

(c)           Sublessee or any guarantor of this Agreement becomes bankrupt or insolvent, or files any bankruptcy or debtor proceedings, or has taken against such party in any court a petition in bankruptcy, insolvency, reorganization, or similar proceedings.

Upon the occurrence of an event of default, Sublessor shall have the right to exercise all remedies available at law or equity, including immediate termination of this Agreement.

10.           Notices.  Any notice which is required or permitted to be given under the provisions of this Agreement may be given in person or by depositing the same in the United States mail, postage prepaid, and certified or registered, addressed to the Sublessor or Sublessee, as the case may be, at the addresses indicated in the first paragraph of this Agreement or subsequent addresses, notice of which is given in writing, and such notice shall be effective as of the time of mailing.

11.           Paragraph Heading.  The paragraph headings are inserted only for convenience and are in no way to be construed as part of such paragraphs or as a limitation on the scope of the particular paragraph to which they refer.

12.           Compliance with Terms of Prime Lease.  Sublessor shall maintain and keep effective the Prime Lease during the Term.  Sublessee shall comply with all terms and conditions imposed on Sublessee under the Prime Lease as they relate or pertain to Sublessee’s sublease and use of the Premises.  Sublessee shall not do or take any action that constitutes a default under the Prime Lease.  Sublessor may modify, renew, alter, extend, or otherwise amend the Prime Lease upon such terms and conditions as it deems reasonable or appropriate, and may do so without the consent of Sublessee.

13.           Indemnity.  Sublessee shall indemnify, defend and hold harmless Sublessor and Sublessor’s employees and agents from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising from the occupancy or use of the Premises or any common areas used with Sublessor by Sublessee or Sublessee’s occupants, employees, customers, invitees, or licensees, or arising from the violation by Sublessee of its covenants, duties, obligations under this Agreement.  Notwithstanding the foregoing, Sublessee shall not be obligated to indemnify, defend, or hold harmless Sublessor and its employees or agents from any matter or claim arising from their gross negligence or willful misconduct.  Sublessor shall indemnify, defend and hold harmless Sublessee and Sublessee’s employees and agents from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees arising from the occupancy or use of the Premises or any common areas used with Sublessee by Sublessor or Sublessor’s occupants, employees, customers, invitees, or licensees, or arising from the violation by Sublessor of its covenants, duties, or obligations under this Agreement.  Notwithstanding the foregoing, Sublessor shall not be obligated to indemnify, defend, or hold harmless Sublessee and its employees or agents from any matter or claim arising from their gross negligence or willful misconduct.

14.           Entire Agreement.  This Agreement contains the entire agreement between the parties and any executory agreement hereafter made between the parties shall be ineffective to waive, modify, change, release, discharge, terminate or effect an abandonment of this Agreement, in whole or in part, unless such executory agreement is in writing, and signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or the effecting of an abandonment is sought.

17.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Utah, without respect to the provisions concerning the conflict of laws which would otherwise result in the application of the substantive law of another jurisdiction.

18.           Attorneys’ Fees.  In the event of any suit, action, or proceeding brought by any party for a breach of any term hereof, or to enforce any provision hereof, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to court costs and other expenses of litigation in said action or proceeding.  For purposes of this Agreement, “prevailing party” includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUBLESSOR:	CIRTRAN CORPORATION

By: _____________________________________
Name: Iehab Hawatmeh
Title: President

SUBLESSEE:	KATANA ELECTRONICS, LLC
a Utah limited liability company

By: _____________________________________
Name: Shaher Hawatmeh
Title: Manager